RULE 424 (B) (2)
                     REGISTRATION STATEMENT NO. 333-45814

PRICING SUPPLEMENT NO. 		0006	      DATED  DECEMBER 18,  2001
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TO PROSPECTUS DATED SEPTEMBER 28, 2000 AND PROSPECTUS SUPPLEMENT DATED
OCTOBER 3, 2000.
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                              MBNA CORPORATION

  SENIOR MEDIUM-TERM NOTES AND SUBORDINATED MEDIUM-TERM NOTES (FLOATING RATE)

                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

CUSIP #:  55263ECC7
ISSUE PRICE: 99.853%
DISCOUNT:  n/a

PRINCIPAL: Banc of America Securities LLC

REPAYMENT INFORMATION: XX  SENIOR NOTES         SUBORDINATED NOTES
                       ---                  ---

FORM:  XX  BOOK ENTRY     CERTIFICATE
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ORIGINAL ISSUE DATE:	12/18/2001
        (Settlement Date)

STATED MATURITY:	12/18/2002

REPURCHASE PRICE:  N/A
(For Discount Securities)

SPECIFIED CURRENCY:  XX  US DOLLARS        OTHER
                     ---               ---

INITIAL INTEREST RATE PER ANNUM: 3.645 %

INITIAL INTEREST RATE DETERMINATION DATE: 12/14/2001

INTEREST RATE RESET PERIOD:  QUARTERLY
        (Daily, Weekly, Quarterly, Semi-Annually or Annually)

INTEREST RATE BASIS:     CD RATE     COMMERCIAL PAPER     TREASURY RATE
                     ---         ---                  ---
     XX  LIBOR, TELERATE PAGE 3750     FEDERAL FUNDS EFFECTIVE RATE
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         PRIME RATE     OTHER_________________
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INTEREST PAYMENT DATES:
03/18/02, 06/18/02, 09/18/02, 12/18/02

INTEREST DETERMINATION DATES:
12/14/01, 03/14/02, 06/14/02, 09/16/02



CALCULATION AGENT:  BANKERS TRUST COMPANY

REGULAR RECORD DATES:  15th CALENDAR DAY PRECEDING THE INTEREST PAYMENT DATE

MAXIMUM INTEREST RATE:  N/A%        OTHER PROVISIONS:  N/A
MINIMUM INTEREST RATE:  N/A%
SPREAD MULTIPLIER:  N/A %
SPREAD (+/-):  +175BP

INDEX MATURITY:  3 MONTHS

REDEMPTION INFORMATION:  N/A

The aggregate Principal Amount of this offering in US $150,000,000.00 (which, if the securities offered hereby are denominated in a currency or currency unit other than US dollars, is the equivalent, in the currency or currency units set forth herein, of the principal amount set forth herein and relates only to Pricing Supplement No. 0006). Medium-Term Notes may be issued by the Company in the aggregate principal amount of up to US $10,000,000,000.00 or the equivalent in foreign currencies or foreign currency units. To date, including this offering, an aggregate of US $295,000,000.00 or the equivalent in foreign currencies or foreign currency units of Medium-Term Notes has been issued. Of this amount $ 0 of Subordinated Medium Term Notes have been issued.

Type of Sale:    As Agent    XX   As Principal
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If principal transaction, reoffering at:
    XX varying prices related to prevailing market prices at the time of resale
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       fixed public offering of ___ % of Principal Amount
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